Exhibit 99.1.

ENGlobal Reports First Quarter 2017 Results

HOUSTON, May 11, 2017 (MARKETWIRE) — ENGlobal (Nasdaq: ENG), a leading provider of engineering and automation services, today announced results for the first quarter ended April 1, 2017.

ENGlobal reported a net loss of $0.9 million for the first quarter of 2017 which was an increase in net loss of $0.1 million as compared to the net loss reported for the prior year period. Net loss per diluted share was ($0.03) for both the first quarter just ended and for the first quarter of 2016. Revenue decreased $2.3 million to $12.5 million from $14.8 million, or a 15.8% decrease, for the three months ended April 1, 2017, as compared to the three months ended March 26, 2016.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions. Through April 1, 2017, ENGlobal has repurchased and retired approximately 1,127,894 shares of common stock at a cost of $1.4 million under this program. As of April 1, 2017, the remaining amount authorized for repurchase under this program was $0.6 million.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer stated: “We continue to maintain a strong balance sheet. We have no bank debt and have terminated our credit facility that was scheduled to expire in September 2017. We currently have working capital of over $20 million, which, along with internally generated funds is expected to provide for our near term operations and growth. We are working with potential lenders in preparation for the time when a new credit facility may be needed.”

Mr. Hess continued: “We continue to rationalize our overhead structure and costs and have made significant changes to both during and subsequent to the first quarter. As a result, we expect to lower our ongoing cost structure by over $4 million annually.”

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “Business has remained somewhat sluggish in the sectors of the energy market ENGlobal has historically served. However, all indications are that we have seen the bottom and should trend upward from here. We remain excited about larger opportunities the Company is currently pursuing as we continue to make good progress on our multi-year goal of reshaping the Company.”

Mr. Coskey continued: “We have positioned ourselves to take advantage of increasing activity in our proposal pipeline by being vertically integrated from engineering and fabrication to automation and integration. With the recent addition of key personnel and infrastructure, ENGlobal now has the internal resources to deliver engineered, modularized solutions to our clients, which should be larger in scope and size than our heritage projects.”

The following is a summary of the income statement for the three months ended April 1, 2017 and March 26, 2016:

(amounts in thousands)	Three months ended April 1, 2017	Three Months ended March 26, 2016
Revenue	$12,473	$14,812
Gross Profit	1,731	1,673
General & Administrative Expenses	3,406	3,390
Operating Loss	(1,675)	(1,717)
Net Loss	(878)	(749)

The following table presents certain balance sheet items as of April 1, 2017 and December 31, 2016:

(amounts in thousands)	As of April 1, 2017	As of December 31, 2016
Cash	$14,373	$15,687
Working capital	20,462	22,200

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended April 1, 2017 and March 26, 2016:

(amounts in thousands)	Three months ended April 1, 2017				Three Months ended March 26, 2016
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$8,165	65.5%	11.5%	0.3%	$8,527	57.6%	7.4%	(1.6)%
Automation	4,308	34.5%	18.3%	4.2%	6,285	42.4%	16.5%	4.7%
Consolidated	$12,473	100.0%	13.9%	(13.4)%	$14,812	100.0%	11.3%	(11.6)%

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day on Thursday, May 11, 2017.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to retain existing customers and attract new customers; (3) our ability to accurately estimate the overall risks, revenue or costs on a contract; (4) the risk of providing services in excess of original project scope without having an approved change order; (5) our ability to execute our plan to enter into the modular solutions market; (6) our ability to attract and retain key professional personnel; (7) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (8) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (9) our dependence on one or a few customers; (10) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (11) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (12) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (13) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (14) the risk of unexpected liability claims or poor safety performance; (15) our ability to identify, consummate and integrate potential acquisitions; (16) our reliance on third-party subcontractors and equipment manufacturers; and (17) our ability to purchase shares under our stock purchase program due to changes in stock price and other considerations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0

Contact:

Mark Hess

Phone: 281-878-1040

E-mail: IR@ENGlobal.com